Exhibit 99.1

News Release

Media Contact	Investor Relations
Michael Berman	Karen Fugate
Sabre Holdings	Sabre Holdings
682-605-2397	682-605-2343

Sabre Holdings Revises 1Q 2003 Earnings
And Revenue Expectations

SOUTHLAKE, Texas, April 8, 2003 — Sabre Holdings Corporation (NYSE: TSG) today said that first quarter earnings and revenue would be below pre-war expectations.  The revised numbers reflect the significant drop-off in travel demand triggered by world events.

“Industry demand declined sharply in February in anticipation of war and its effects.  It then took another significant step downward in mid-March at the beginning of armed conflict in the Middle East,” said William J. Hannigan, Chairman and CEO, Sabre Holdings. “Long term, we know our industry will recover, we just aren’t sure when.  In the meantime, weaker than anticipated demand has not altered our strategy or commitment to industry leadership.”

As a result of a one-time gain in revenue of approximately $37 million, the company expects to announce first quarter diluted earnings per share on a GAAP basis of approximately $0.45, which is higher than the previous projected range of $0.32 to $0.36.

However, excluding special non-cash and one-time charges and gains, the company expects to announce earnings per share for the first quarter of approximately $0.36, which is below the low end of the previous guidance range.  For purposes of calculating the anticipated results for the first quarter of 2003, the company estimated that special items included a one-time gain in revenue of approximately $37 million, as mentioned above, and $15 million of stock compensation and amortization of intangible assets, less taxes of $9 million and minority interests of $1 million.

The company also expects that first quarter revenue on a GAAP basis will be approximately $544 million.  Excluding the one-time gain in revenue described above, the company expects to report first quarter revenue of approximately $507 million, which is below its previous guidance range.

The company plans to provide a revised full year financial outlook on its upcoming quarterly earnings call.  Sabre Holdings plans to report its first quarter, 2003 financial results on April 17, 2003.

About Sabre Holdings Corporation

Sabre Holdings, an S&P 500 company, is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.   Sabre Holdings supports travelers, travel agents, corporations and travel suppliers through its companies:  Travelocity, Sabre Travel Network, GetThere, and Sabre Airline Solutions.

Headquartered in Southlake, Texas, in the Dallas-Fort Worth Metroplex, the company has approximately 6,500 employees in 45 countries.   Full year 2002 revenues totaled $2.06 billion.  Sabre Holdings is traded on the New York Stock Exchange under the symbol TSG.  More information is available at http://www.sabre-holdings.com

Statements in this release which are not purely historical facts, including statements about forecasted revenue or earnings, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: the computer reservation system rules proposed by the Department of Transportation; possible merger and acquisition activity by Sabre Holdings;  Sabre Holdings’ revenues being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; structural changes within the travel industry, such as the financial instability or bankruptcy of many of the air carriers; or a decrease in travel related to the war in Iraq, the possibility of further terrorist attacks, hostilities and war, traveler fear of exposure to contagious disease, and delays resulting from added security measures at airports.  Sabre Holdings may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-K/A with the Securities and Exchange Commission.